LINCOLN INTERNATIONAL CORPORATION

                                 AUGUST 6, 2004

      I, Janet Frockt, do hereby resign from the Board of Directors of Lincoln International Corporation effective immediately.


                                       /s/ JANET FROCKT
                                       -----------------------------------------
                                       JANET FROCKT